Exhibit (e)(2)

CONFIDENTIAL

April 30, 2013

Sanjeev Sardana
SVP Corporate Development
American CyberSystems, Inc.
2400 Meadowbrook Parkway
Duluth, GA 30096

Ladies and Gentlemen:

In connection with the possible interest of American CyberSystems, Inc. (“you” or “your”) in a negotiated transaction (a “Transaction”) involving Analysts International (the “Company”), the Company may furnish, or cause to be furnished, to you certain information that is non-public, confidential, or proprietary. In consideration of, and as a condition to, the foregoing, you and the Company hereby agree as follows:

1.                                  “Confidential Information” and Certain Other Terms Defined.

(a)          “Affiliate” has the meaning given to it in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)          “Agreement” means this agreement.

(c)          “Confidential Information” means all information concerning the Company or any of its Affiliates that is furnished (whether before, on, or after the date hereof) by or on behalf of the Company to you or any of your Affiliates or Representatives, in whole or in part, regardless of the form of communication and whether or not identified as confidential, together with all notes, analyses, compilations, studies, interpretations, or other documents prepared by you or any of your Affiliates or Representatives to the extent containing or otherwise reflecting, in whole or in part, any of such information (such notes, analyses, compilations, studies, interpretations and other documents are referred to collectively as “Recipient Analyses”). Additionally, notwithstanding the following sentence, the fact that such information has been or will be so furnished, and the existence and nature of discussions or negotiations (if any) involving the Parties regarding a possible Transaction is “Confidential Information” that is deemed to be so furnished by the Company to you. The term “Confidential Information” does not include information that:

(1)                               is or becomes generally available to the public, other than as a result of a disclosure by you or any of your Affiliates or Representatives in breach or violation of this Agreement;

(2)                               was within your possession prior to its being furnished by or on behalf of the Company, so long as the source of such information was not known by you or any of your Affiliates to be bound by an obligation of confidentiality to the Company or any of its Affiliates regarding such information; or

(3)                               becomes available to you on a non-confidential basis from a source other than the Company or any of its Affiliates or Representatives, so long as the source of such information was not known by you or any of your Affiliates to be bound by an obligation of confidentiality to the Company or any of its Affiliates regarding such information.

(d)          “Party” means you or the Company.

(e)          “Representatives” means, with respect to any Party, any of the Party’s, or any of the Party’s Affiliates’, directors, officers, board observers, managers, employees, lenders (current or prospective), investors (current or prospective), agents, or advisers, including attorneys, accountants, consultants, bankers, and other financial advisers, in each case who have received Confidential Information.

2.                                    Confidentiality and Non-Disclosure Obligations.

(a)                               You will, and will cause each of your Affiliates and Representatives to, keep all Confidential Information confidential. You will not, and will cause each of your Affiliates and Representatives not to, without the prior written consent of the Company:

(1)                              disclose any Confidential Information, in any manner, in whole or in part; or

(2)                              use any Confidential Information, other than in connection with considering a Transaction.

(b)                               Moreover, you will disclose Confidential Information only to your Affiliates and Representatives who:

(1)                              need to know such Confidential Information in connection with considering a Transaction; and

(2)                              are informed by you of the confidential nature of such Confidential Information and of the restrictions on its disclosure and use.

3.                                    Permissible Contacts. You will not, and you will cause each of your Affiliates and Representatives not to, initiate or maintain contact (except in the ordinary course of business) with the Company or any of its disclosed Affiliates or Representatives regarding the business, operations, prospects, or finances of the Company or any of its Affiliates or any Transaction, except for such persons as the Company or its Representatives shall designate to you in writing.

4.                                    Return and Destruction of Confidential Information. Promptly upon the Company’s written request, you will either return to the Company or destroy all Confidential Information, and all copies thereof, except for the portion of Confidential Information that consists of Recipient Analyses. Recipient Analyses will be kept confidential pursuant to the terms hereof and retained by you or, at the written request of the Company (or at your election), immediately destroyed. Promptly following such request (or election), you will confirm such destruction to the Company in writing. Notwithstanding the return, retention, or destruction of such Confidential Information, you will continue to be bound by your obligations hereunder.

5.                                    Compelled Disclosure. Nothing herein precludes you or any of your Affiliates or Representatives from disclosing Confidential Information that you or such Affiliate or Representative is compelled to disclose under applicable legal requirement, stock exchange rule, or similar rule regarding the securities of you or such Affiliate, so long as the procedures in this Section 5 are satisfied. If you or any of your Affiliates or Representatives becomes so compelled to disclose any Confidential Information, then you will provide the Company with prompt written notice thereof and will reasonably cooperate, and cause such Affiliate or Representative (as applicable) to reasonably cooperate, with the Company, to the extent the Company reasonably requests, so that the Company may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If such protective order or other remedy is not obtained, or if the Company waives compliance with the provisions of this Agreement, then you will, and will cause such Affiliate or Representative (as applicable) to, furnish only that portion of such Confidential Information that is required to be furnished and exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such portion of Confidential Information.

6.                                   No Representations or Liability Regarding Confidential Information. Neither the Company nor any of its Affiliates or Representatives (a) makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information or (b) will have any liability to you or any of your Affiliates or Representatives relating to or resulting from the use of, or any error in, any Confidential Information or omission therefrom. Only representations or warranties made in a final definitive agreement regarding any Transaction contemplated hereby, when, as, and if executed, and subject to the limitations and restrictions stated therein, will have any legal effect.

7.                                   Trading of Securities. You hereby acknowledge that you are aware of your, and that each of your Affiliates and Representatives apprised of any of the matters herein have been or will be advised of their, responsibilities under United States federal and state securities laws regarding trading in securities while in possession of material non-public information obtained from or on behalf of the issuer thereof and with respect to providing such information to other persons who purchase or sell securities of such issuer.

8.                                   Standstill.

(a)                              For a period of one year following the date hereof, you will not, and you will cause each of your Affiliates and each member, director, officer, and manager of you or of any of your Affiliates not to, directly or indirectly:

(1)                              acquire or agree, offer, seek, or propose to acquire (by merger, tender offer, purchase, or otherwise), ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the Company’s assets, businesses, voting stock, or any rights or options to acquire such ownership (including from a third party), except pursuant to any proposal expressly solicited by the Chief Executive Officer of the Company; provided that this Section 8(a)(1) does not apply to any individuals who do not have knowledge of the Transaction or Confidential Information relating thereto;

(2)                              seek or propose to influence or control the management or policies of the Company or to obtain representation on the Company’s Board of Directors, or solicit proxies or consents with respect to any securities of the Company in connection with the election of directors;

(3)                              make any other public announcement with respect to any of the foregoing or take any other intentional action that would reasonably be expected to require that the Company make a public announcement with respect to any of the foregoing; or

(4)                               enter into any discussions, negotiations, arrangements, or understandings with any person (other than the Company or its Affiliates) with respect to any of the foregoing.

(b)                                 Notwithstanding anything to the contrary in Section 8(a), if after the date hereof (1) a third party or group publicly announces its intention to commence or commences a tender or exchange offer for at least 50% of the outstanding capital stock of the Company, (2) a third party publicly announces or commences a proxy contest with respect to the election of any directors of the Company in support of the third party’s proposal or offer relating to the foregoing, or (3) the Company enters into an acquisition or business combination in which (A) the security holders of the Company would not own a majority of the surviving entity or (B) the Company is selling all or substantially all of the Company’s assets, then you shall be entitled to take any of the actions set forth in Section 8(a).

9.                                   Non-Solicitation for Employment. You will not, and you will cause each of your Affiliates not to, at any time during the period that begins on the date hereof and ends on the date that is one year after the date hereof, directly or indirectly, solicit to employ, or otherwise interfere with or disrupt any employment relationship (contractual or other) of, any individual who is now or later becomes an employee of the Company or any of its Affiliates and is introduced to You or with respect to whom you first gain knowledge as part of the discussions regarding this Transaction, without the Company’s prior written consent. Nothing contained herein shall prevent You from employing any person who responds to a general media advertisement or search inquiry that is conducted in your normal course of business and that is not specifically directed towards employees of the Company, or who makes an unsolicited contact for employment to You or any of your Affiliates.

10.                            Process Determined by the Company. In its sole discretion and without prior notice, the Company may:

(a)                              conduct any process for any transaction involving the Company and its Affiliates, including negotiating with any other persons and entering into a definitive agreement;

(b)                              change or terminate such process; or

(c)                               reject any and all proposals made by you or any of your Affiliates or Representatives regarding a Transaction.

11.                            No Right to Receive Confidential Information or Negotiate. Nothing herein entitles you to receive any Confidential Information. The Company has the right not to make available any information, whether generally or in any instance, and you have the right to request that the Company cease providing any Confidential Information to you. Nothing herein obligates either Party to enter into or continue any discussions or negotiations with, solicit or accept any proposal from, or enter into any definitive agreement with, the other Party.

12.                           No Other Obligations or Claims. Except for the matters agreed to herein, unless and until a final definitive agreement between the Parties regarding a Transaction has been executed and delivered (or except as expressly provided in any binding written agreement that the Parties may enter into in the future), (a) neither Party will be under any legal obligation of any kind regarding a Transaction by virtue of this Agreement, and (b) no past or future act, omission, or course of conduct will give rise to, or serve as a basis for, any right, obligation or other liability of either Party regarding a Transaction.

13.                           No Implied Waiver; Amendments. No failure or delay by either Party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. No provision in this Agreement can be waived or amended except in a writing signed by each Party.

14.                           Severability. The provisions of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability and enforced to the fullest extent permissible under applicable law. If any provision hereof is adjudicated by a court of competent jurisdiction to be invalid or unenforceable, such provision will be deemed amended to the extent necessary to render such provision valid and enforceable and as close to the Parties’ intent as is permissible, such amendment to apply only regarding the operation of such provision in the jurisdiction in which such adjudication is made.

15.                           Liability for Actions of Affiliates and Representatives. You will be liable for each material breach of this Agreement by any of your respective Affiliates or Representatives. Any act or failure to act by such an Affiliate or Representative that would be a breach of this Agreement if such Affiliate or Representative were a party to this Agreement, will be deemed such a breach.

16.                           Indemnification; Injunctive Relief. You will indemnify and hold the Company and its Affiliates harmless from and against any and all claims, damages, losses, costs, or liabilities arising out of or resulting from any material breach of this Agreement by you or any of your Affiliates or Representatives. You agree that irreparable injury may result to the Company or any of its Affiliates if you (or any of your Affiliates or Representatives) breach any provision hereof and that money damages may not be a sufficient remedy therefor. You therefore agree that if you engage, or cause or permit any other person to engage, in any act in breach of any provision hereof, then the Company will be entitled, in addition to all other remedies, damages and relief available under applicable law, an injunction prohibiting you (or such other person) from engaging in any such act or specifically enforcing this Agreement without proof of actual damages, and that you waive (and will use your best efforts to cause your Affiliates and Representatives to waive) any requirement for the securing or posting of any bond.

17.                           Governing Law and Forum.

(a)                              This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to principles of conflicts of law.

(b)                              Each Party hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Minnesota in any action, suit, or proceeding arising out of or relating to this agreement. Each Party hereby irrevocably waives the defense of an inconvenient forum to the maintenance of such an action, suit, or proceeding.

18.                           Entire Agreement. This Agreement contains the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior agreements or understandings between the Parties with respect thereto.

19.                           Successors; Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party.

20.                           Attorney-Client Privilege. The Company is not waiving its attorney work-product protections, attorney-client privileges, or similar protections or privileges (including under any joint-defense doctrine) as a result of disclosure of any Confidential Information to you or any person on your behalf, regardless of whether the Company has asserted, or is or may be entitled to assert, such protections or privileges. The Parties:

(a)                               share a common legal and commercial interest in all such Confidential Information that is subject to such protections or privileges;

(b)                               may become joint defendants in proceedings to which such Confidential Information relates; and

(c)                                intend that such protections or privileges remain intact if either Party becomes subject to any actual or threatened proceeding to which such Confidential Information relates.

21.                             Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which will constitute the same agreement.

22.                             Term. This Agreement shall expire two years from the date it is signed by the You.

23.                             Certain Other Terms. The headings herein are for convenience only and will not affect the meaning or construction of any provision hereof. Except as may be otherwise expressly provided herein, the following rules of interpretation apply hereto:

(a)                              the singular includes the plural and vice versa;

(b)                              “or” and “any” are not exclusive;

(c)                               “includes,” “include,” “included,” and “including” are deemed to be followed by “without limitation”;

(d)                              “person” includes any individual, trust, corporation, partnership, limited liability company, joint venture, other business association or entity, court or other tribunal, government or governmental body, division, agency or other governmental unit; and

(e)                               the words “hereby,” “herein,” “hereunder,” “hereof,” and words of similar import refer to this Agreement as a whole and not merely to the specific section or clause in which any such word appears.

[signature page follows]

If you are in agreement with the foregoing, please sign below and return one fully executed copy of this Agreement to the undersigned, whereupon this Agreement will become a binding agreement between you and the Company.

Very truly yours,

Analysts International Corporation
/s/ Lynn L. Blake
By:	Lynn L. Blake
Its:	SVP, CFO

Accepted and agreed to as of the date first written above.

AMERICAN CYBERSYSTEMS, INC.

/s/ Sanjeev Sardana

By:	Sanjeev Sardana

Its:	SVP – Corporate Development